Exhibit 99.3

TENGJUN BIOTECHNOLOGY CORP.

UNAUDITED PRO FORMA COMBINED BALANCE SHEET

AS OF SEPTEMBER 30, 2021

				Pro Forma	Pro Forma
	Tengjun	Tengjunxiang		Adjustments	Combined
Assets
Current Assets
Cash and cash equivalents	$24,381	$18,958		$-	$43,339
Advance to suppliers	-	504,982			504,982
Inventories, net	-	2,995,372			2,995,372
Prepaid taxes	-	678,651			678,651
Prepaid expenses and other receivable	10,667	897			11,564
Total Current Assets	35,048	4,198,860		-	4,233,908
					-
Property and equipment, net	-	724,474			724,474
Construction in progress	-	8,626,576			8,626,576
					-
Total Assets	$35,048	$13,549,910		$-	$13,584,958

Liabilities and Deficit

Current Liabilities
Accounts payable	$-	$259,280		$-	$259,280
Advances from customers	-	13,968			13,968
Loan from third parties	-	1,501,381			1,501,381
Due to related parties	312,869	12,995,848			13,308,717
Accrued liabilities and other payables	11,000	470,002			481,002
Total Current Liabilities	323,869	15,240,479		-	15,564,348

Total Liabilities	323,869	15,240,479		-	15,564,348

Deficit
Preferred stock	-	-			-
Common stock	46,023	50,000	{a}	(30,714)	65,309
Additional paid-in capital	290,852	1,518,304	{a}	30,714	1,839,870
Accumulated deficit	(625,696)	(3,100,692)			(3,726,388)
Accumulated other comprehensive loss	-	(158,181)			(158,181)
Total Deficit	(288,821)	(1,690,569)		-	(1,979,390)

Total Liabilities and Deficit	$35,048	$13,549,910		$-	$13,584,958

See accompanying notes to pro forma combined financial statements

TENGJUN BIOTECHNOLOGY CORP.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS AND COMPREHENSIVE LOSS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2021

			Pro Forma	Pro Forma
	Tengjun	Tengjunxiang	Adjustments	Combined

Sales revenue, net	$-	$-	$-	$-
Cost of goods sold	-	-	-	-
Gross profit	-	-	-	-
Selling and marketing expenses	-	26,066		26,066
General and administrative expenses	30,318	462,167		492,485
Total operating expenses	30,318	488,233	-	518,551
Loss from operations	(30,318)	(488,233)	-	(518,551)
Interest income (expense)	(17,638)	(4,959)		(22,597)
Other income (loss), net	-	(2,289)		(2,289)
Loss before provision for income taxes	(47,956)	(495,481)	-	(543,437)
Provision for income taxes	-	-		-
Net loss	(47,956)	(495,481)	-	(543,437)

Other comprehensive income (loss):
Foreign currency translation loss	-	(16,973)		(16,973)
Comprehensive loss	$(47,956)	$(512,454)	$-	$(560,410)

See accompanying notes to pro forma combined financial statements

TENGJUN BIOTECHNOLOGY CORP.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS AND COMPREHENSIVE LOSS

FOR THE YEAR ENDED DECEMBER 31, 2020

				Pro Forma	Pro Forma
	Tengjun		Tengjunxiang	Adjustments	Combined

Sales revenue, net	$		$290	$-	$290
Cost of goods sold			58		58
Gross profit		-	232	-	232
Selling and marketing expenses		-	68,804		68,804
General and administrative expenses		32,274	597,873		630,147
Total operating expenses		32,274	666,677	-	698,951
Loss from operations		(32,274)	(666,445)		(698,719)
Interest (expense) income		(21,594)	(15,102)		(36,696)
Other (expense) income, net			(9,339)		(9,339)
Loss before provision for income taxes		(53,868)	(690,886)	-	(744,754)
Provision for income taxes		-	-		-
Net loss		(53,868)	(690,886)	-	(744,754)
					-
Other comprehensive income (loss):					-
Foreign currency translation (loss) gain		-	(68,201)		(68,201)
Comprehensive loss		$(53,868)	$(759,087)	$-	$(812,955)

See accompanying notes to pro forma combined financial statements

TENGJUN BIOTECHNOLOGY CORP.

UNAUDITED PRO FORMA FINANCIAL INFORMATION

Note 1 – Introduction

On December 23, 2021 (the “Effective Date”), Tengjun Biotechnology Corp. (“Tengjun”), a Nevada corporation, Tengjunxiang Biotechnology Ltd. (“Tengjunxiang”), a company incorporated in the Cayman Islands, and Tengjunxiang’s eleven shareholders (the “Selling Shareholders”) entered into a Share Purchase/ Exchange Agreement (the “Agreement”). The Selling Shareholders collectively own 100% of all issued and outstanding shares of Tengjunxiang (the “Tengjunxiang Shares”). Pursuant to the Agreement, the Selling Shareholders jointly agreed to sell or transfer to Tengjun one hundred percent (100%) of the Tengjunxiang Shares in exchange for a total of 19,285,714 shares of Tengjun’s common stock, par value $0.001 per share (the “Tengjun Shares”). As a result of such exchange (the “Stock Exchange”), Tengjunxiang shall become a wholly-owned subsidiary of Tengjun and the Selling Shareholders shall collectively own 19,285,714 Tengjun Shares, representing approximately 29.53% of the then issued and outstanding shares of Tengjun Shares on a fully diluted basis.

The unaudited pro forma condensed consolidated combined financial statements reflect the combination of the historical results of Tengjun, and Tengjunxiang and its subsidiaries, on a pro forma basis to give effect to the Agreement and the equity transfer (together, the “Transactions”).

Note 2 – Basis of Presentation

The unaudited pro forma condensed consolidated combined balance sheet of the combined company is based on the unaudited historical balance sheets of Tengjun, and Tengjunxiang and its subsidiaries, as if the Transactions had occurred on September 30, 2021, and includes preliminary adjustments to reflect the events that are directly attributable to the Transactions and factually supportable.

The unaudited pro forma condensed consolidated combined statement of operations and comprehensive loss of the combined company for the nine months ended September 30, 2021 is based on the unaudited historical statements of operations and comprehensive loss of Tengjun, and Tengjunxiang and its subsidiaries for the same period.

The unaudited pro forma condensed consolidated combined statement of operations and comprehensive loss of the combined company for the year ended December 31, 2020 is based on the audited statement of operations of Tengjun, and Tengjunxiang and its subsidiaries for the year ended December 31, 2020. The aforementioned unaudited pro forma combined statements of operations and comprehensive loss have been prepared assuming the Transactions closed on January 1, 2020.

The pro forma adjustments are preliminary and are based upon available information and certain assumptions, described in the accompanying notes to the unaudited pro forma combined financial information that management believes are reasonable under the circumstances. Actual results may differ materially from the unaudited pro forma combined financial information (including the assumptions within the accompanying unaudited pro forma combined financial information).

These unaudited pro forma combined condensed financial statements should be read in conjunction with Tengjun’s historical financial statements and accompanying notes included in its Annual Report on Form 10-K for the year ended December 31, 2020, and the historical financial statements of Tengjunxiang and its subsidiaries for the nine months ended September 30, 2021 and for the year ended December 31, 2020 contained in this Form 8-K.

Note 3 – Pro Forma Adjustment

{a} The adjustment represents the issuance of 19,285,714 shares to complete the Transactions.

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